Brooklyn Federal Bancorp, Inc. Receives NASDAQ Notice

Contact:                 Richard A. Kielty
President and Chief Executive Officer
(718) 855-8500

Brooklyn, New York – February 22, 2011. Brooklyn Federal Bancorp, Inc. (NASDAQ: BFSB) (the “Company”), the holding company of Brooklyn Federal Savings Bank (the “Bank”), today announced that on February 15, 2011, the Company received a letter from The NASDAQ Stock Market stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”).  The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.  As previously disclosed, the Company received two prior letters, each dated January 12, 2011, from the NASDAQ stating that the Company is not in compliance with the NASDAQ Listing Rule because it has not timely filed its Form 10-K for the year ended September 30, 2010 and that the Company is not in compliance with NASDAQ requirement that securities listed on the NASDAQ Global Market maintain a minimum Market Value of Publicly Held Shares of $5.0 million.

As previously reported by the Company in its Forms 12b-25s filed with the SEC on December 27, 2010 and February 14, 2011, respectively, the filings of the Form 10-K and Form 10-Q have been delayed due to the resignation of the Company’s independent registered public accounting firm on December 20, 2010.  The Audit Committee of the Board of Directors of the Company subsequently engaged a new registered public accounting firm which has completed only the initial stages of the audit of the Company’s September 30, 2010 financial statements.

The Company has until March 14, 2011 to submit a plan to regain compliance with respect to its delinquent periodic reports, and if NASDAQ accepts the Company’s plan, it can grant an exception of up to 180 calendar days from the Form 10-K due date, or until June 27, 2011, to regain compliance.  The Company has until July 11, 2011, 180 calendar days from the date of January 12, 2011 letter to regain compliance with the minimum Market Value of Publicly Held Stock of $5.0 million.

Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the Company’s ability to file the Form 10-K. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and subsequent filings with the Securities and Exchange Commission.